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                                                                     Exhibit 4.3


                        AMENDMENT NO. 1 TO RIGHTS AGREEMENT

     THIS AMENDMENT NO. 1 ("Amendment"), dated as of April 2, 1998, to the Rights Agreement, dated as of April 22, 1997, (the "Rights Agreement"), by and between Long Island Bancorp, Inc. a Delaware corporation (the "Corporation"), and ChaseMellon Shareholder Services, L.L.C., a national banking organization (the "Rights Agent"). Unless otherwise provided herein, all capitalized terms shall have the meanings set forth in the Rights Agreement.

     WHEREAS, no Person has become an Acquiring Person; and

     WHEREAS, the Board of Directors of the Corporation, in connection with the Agreement and Plan of Merger, dated April 2, 1998 (the "Merger Agreement"), by and between the Corporation and AFC ("AFC"), has authorized the Corporation to enter into a Stock Option Agreement (the "LISB Option Agreement") with the Corporation, which provides for the Corporation's grant to AFC of an option (the "Option") to purchase 4,763,113 shares of the Corporation's common stock, par value $0.01 par share (the "Common Stock"), on the terms and conditions set forth in the LISB Option Agreement; and

     WHEREAS, the Board of Directors of the Corporation, subject to certain conditions, desires to amend the Rights Agreement to exclude the acquisition of the Option and the Common Stock by AFC pursuant to the LISB Option Agreement from the operation of the Rights Agreement;

     NOW, THEREFORE, in consideration of the premises and covenants set forth in the Rights Agreement and in this Amendment No. 1 thereto, the parties hereby agree as follows:

     1. Section 1(a) of the Rights Agreement is hereby amended by inserting the following phrase immediately following the phrase "but shall not include":

          Astoria Financial Corporation ("AFC"), or any Affiliate of AFC, as a result of the merger of the Corporation with and into AFC pursuant to the Agreement and Plan of Merger, dated April 2, 1998 by and between the Corporation and AFC, AFC's right to acquire, or AFC's acquisition of, Common Shares of the Corporation pursuant to the Long Island Bancorp, Inc. Option Agreement dated April 2, 1998 into by and between AFC and the Corporation, as the same may be amended, from time to time,

     2. On and after the date of this Amendment No. 1 any reference in the Rights Agreement (including the Exhibits thereto) to "This Agreement," "hereunder," "hereof," or "herein" or words of like import shall mean and be a reference to the Rights Agreement as amended by this Amendment No. 1.

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     3.   This Amendment No. 1 shall be effective as of the date and time of its execution.

     4. This Amendment No.1 may be executed in counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed and attested, all as of the day and year first above written.

                              LONG ISLAND BANCORP, INC.


                              By: /s/ John J. Conefry, Jr.
                                 ---------------------------------------
                                 John J. Conefry, Jr.
                                 Chairman and Chief Executive Officer


Attest:


By:
   ------------------------------
   Corporate Secretary



                              CHASEMELLON SHAREHOLDER SERVICES, L.L.C.
                              as Rights Agent


                              By: /s/ Beverly Verricco
                                 ---------------------------------------
                                 Name: Beverly Verricco
                                 Title:


Attest:


By:
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   Name:
   Title: